Exhibit 99.1

Aug 17, 2015

TransEnterix, Inc. Amends Existing Loan Agreement with Oxford Finance and Silicon Valley Bank

• Increases available net borrowing capacity to $30 million

RESEARCH TRIANGLE PARK, N.C., — (BUSINESS WIRE) — TransEnterix, Inc. (NYSE MKT: TRXC), a medical device company that is pioneering the use of robotics and flexible instruments to improve minimally invasive surgery, today announced that it has expanded its existing financing agreement with Oxford Finance LLC (“Oxford”) and Silicon Valley Bank (“SVB”) to provide for up to $30.0 million in growth capital, an increase from $25.0 million.

“We are pleased to have expanded our relationship with Oxford and SVB and achieved the milestones necessary to draw down the first $20 million of the loan,” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “Our strong cash position allows the Company to focus appropriately on the activities required to successfully commercialize and launch the SurgiBot.”

“We are pleased to continue our partnership with TransEnterix as they mature to their next phase of growth,” said Chris Stoecker, Managing Director of Silicon Valley Bank in North Carolina. “TransEnterix is bringing important advancements to the medical device industry and it is our objective to help them move their business forward quickly with the right financing, connections and global services.”

On August 14, 2015, the Company entered into an amendment to its amended and restated loan and security agreement (the “Loan Agreement”) with Oxford and SVB for a total loan amount of up to $30.0 million. At closing, due to the achievement of certain milestones, the Company increased its existing borrowings to $20.0 million, up from $10.0 million. The availability of the third tranche of $10.0 million is dependent upon the Company achieving certain milestones specified in the Loan Agreement. The loan will mature on October 1, 2018, or April 1, 2019, if certain milestones are achieved. The Company is entitled to make interest only payments until May 1, 2016. The interest-only period is extended to November 1, 2016 if the Company receives 510(k) clearance for its SurgiBot System at any time prior to April 30, 2016. The Loan Agreement includes customary warrant coverage and is secured by Company assets. Proceeds will be used for general corporate and working capital purposes.

“Oxford is pleased to provide additional capital to TransEnterix as they prepare to enter into the commercialization phase with their SurgiBot System,” said Christopher A. Herr, senior managing director for Oxford Finance. “We value our relationship with the company, and we are proud of the remarkable advances TransEnterix has made to improve minimally invasive surgery.”

Additional details regarding the Company’s financing are included in a Current Report on Form 8-K which is expected to be filed on August 17, 2015 by TransEnterix, Inc. with the Securities and Exchange Commission.

About TransEnterix

TransEnterix is a medical device company that is pioneering the use of robotics and flexible instruments to improve minimally invasive surgery by addressing the economic and clinical challenges associated with current laparoscopic and robotic options. The company is focused on the development and commercialization of the SurgiBot™ System, a robotically enhanced laparoscopic surgical platform that allows the surgeon to be patient-side within the sterile field. For more information, visit the company’s website at www.transenterix.com.

About SurgiBot

The SurgiBot System, currently in development, is a minimally invasive, patient-side robotic surgery system. The system utilizes flexible instruments through articulating channels controlled directly by the surgeon, with robotic assistance, at the patient’s bedside. The flexible nature of the system allows for multiple instruments to be introduced and deployed through a single incision. The SurgiBot System has not been cleared by the FDA for use in the United States.

About Oxford Finance LLC

Oxford Finance is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $2 billion in loans, with lines of credit ranging from $500 thousand to $75 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in California, Massachusetts and North Carolina. For more information visit www.oxfordfinance.com.

About Silicon Valley Bank

For more than 30 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Forbes named SVB one of America’s best banks (2015) and one of America’s best-managed companies (2014). Learn more at svb.com.

Silicon Valley Bank is the California bank subsidiary and commercial banking operation of SVB Financial Group (Nasdaq: SIVB), and a member of the FDIC. Silicon Valley Bank and SVB Financial Group are members of the Federal Reserve System.

Forward Looking Statements

This press release includes statements relating to the Company’s capital requirements. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations and include whether the Company’s strong cash position allows the Company to focus appropriately on the activities required to successfully commercialize and launch the SurgiBot.

For a discussion of the most significant risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 20, 2015, our Form 10-Q for the 2015 second quarter filed on August 6, 2015, and other filings we make with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Westwicke Partners
Investor Contact:
Mark Klausner, 443-213-0501
transenterix@westwicke.com
or
TransEnterix, Inc.
Media Contact:
Mohan Nathan, 919-917-6559
mnathan@transenterix.com

Source: TransEnterix, Inc.